Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated March 10, 2015, relating to the proved oil and gas reserves of Lilis Energy Inc., as of December 31, 2014, to the information derived from such report and to the reference to this firm as an expert in the Registration Statement on Form S-4 of Lilis Energy, Inc., and in the joint proxy statement/prospectus to which the Registration Statement relates.

RALPH E. DAVIS ASSOCIATES, LLC

BY:	/s/ Allen C. Barron, P.E.
Allen C. Barron, P.E.
President

Houston, Texas

February 16, 2016

711 Louisiana Street, Suite 3100 Houston, Texas 77002

Office: 713.622.8955   Fax: 713.490.0355   www.ralphedavis.com

Worldwide Energy Consultants Since 1924